Exhibit 5

Marcial & Associates, LLC1500 JFK Blvd., Suite 200
Philadelphia, PA 19102
Attorneys at Law
Phone: 215.854.6415
Fax: 215.569.0216
Email: hmarcial@marciallaw.com

Via Electronic Transmission
March 22, 2012
Securities and Exchange Commission
100 F Street, N. E.
Washington, DC  20549

Re:     Inner City Ventures, Inc.
           Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed by Inner City Ventures, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the 2,400,000 shares of common stock being offered pursuant to the Registration Statement are duly authorized and will be, after subscription for and when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

 /s/ Henri P. Marcial